                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. ____)



                                Dril-Quip, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  262037 10 4
                        -------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
  CUSIP NO. 262037 10 4                 13G                PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gary W. Loveless
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 1,149,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  1,149,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,149,600

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
       6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

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-----------------------                                  ---------------------
  CUSIP NO. 262037 10 4                 13G                PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Loveless Enterprises, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                 1,149,348

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                               None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                  1,149,348

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                               None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,149,348

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
       6.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

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ITEM 1.

   Item 1(a)   Name of Issuer:                 Dril-Quip, Inc.
               --------------

   Item 1(b)   Address of Issuer's             13550 Hempstead Highway
               -------------------
               Principal Executive Offices:    Houston, Texas  77040
               ---------------------------

ITEM 2.

   Item 2(a)   Name of Person Filing:          Gary W. Loveless and Loveless
               ---------------------           Enterprises, Ltd.

   Item 2(b)   Address of Principal            13550 Hempstead Highway
               --------------------
               Business Office:                Houston, Texas  77040
               ---------------

   Item 2(c)   Citizenship:                    U.S. (Loveless Enterprises, Ltd.
               -----------                     is a limited partnership
                                               organized under the laws of the
                                               State of Texas)

   Item 2(d)   Title of Class of Securities:   Common Stock
               ----------------------------

   Item 2(e)   CUSIP Number:                   262037 10 4
               ------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

               (a)  [_]    Broker or dealer registered under section 15 of the
                           Act

               (b)  [_]    Bank as defined in section 3(a)(6) of the Act

               (c)  [_]    Insurance Company as defined in section 3(a)(19) of
                           the Act

               (d)  [_]    Investment Company registered under section 8 of the
                           Investment Company Act

               (e)  [_]    Investment Adviser registered under section 203 of
                           the Investment Advisers Act of 1940

               (f)  [_]    Employee Benefit Plan, Pension Fund which is
                           subject to the provisions of the Employee
                           Retirement Income Security Act of 1974 or
                           Endowment Fund; see (S) 240.13d-1(b)(1)(ii)(F)

               (g)  [_]    Parent Holding Company, in accordance with
                           (S) 240.13d-1(b)(ii)(G) (Note:  See Item 7)

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               (h)  [_]    Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)

ITEM 4.        OWNERSHIP

               (a)  Amount Beneficially Owned by Gary W. Loveless:
                    1,149,600/(1)/

               (b)  Percent of Class Beneficially Owned by
                    Gary W. Loveless:  6.7%/(1)/

               (c)  Number of shares as to which Gary W. Loveless has:

                    (i)   Sole power to vote or to direct the vote:
                          1,149,600/(1)/

                    (ii)  Shared power to vote or to direct the vote:  None

                    (iii) Sole power to dispose or to direct the
                          disposition of:  1,149,600/(1)/

                    (iv) Shared power to dispose or to direct the disposition: None

               (d)  Amount Beneficially Owned by Loveless Enterprises, Ltd.:
                    1,149,348

               (e)  Percent of Class Beneficially Owned by
                    Loveless Enterprises, Ltd.:  6.7%

               (f) Number of shares as to which Loveless Enterprises, Ltd. has:

                    (i)   Sole power to vote or to direct the vote:  1,149,348

                    (ii)  Shared power to vote or to direct the vote:  None

                    (iii) Sole power to dispose or to direct the
                          disposition of:  1,149,348

                    (iv) Shared power to dispose or to direct the disposition: None

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not Applicable

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ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not Applicable

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not Applicable

ITEM 10.       CERTIFICATION

               Not Applicable

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Explanation of Responses:

     (1) Includes (i) 252 shares of Common Stock owned directly by Mr. Loveless and (ii) 1,149348 shares of Common Stock owned directly by Loveless Enterprises, Ltd., as to which Mr. Loveless, as sole manager of Loveless Interests, L.L.C., its general partner, exercises sole voting and dispositive power. Because Mr. Loveless exercises sole voting and dispositive power with respect to these shares, he may be deemed to be an indirect beneficial owner of these shares for purposes of Rule 13d-3.

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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 1998

                                         /s/ GARY W. LOVELESS
                                        ---------------------------------
                                        Gary W. Loveless

                                        LOVELESS ENTERPRISES, LTD.

                                        BY: LOVELESS INTERESTS, L.L.C.,
                                            its General Partner


                                            /s/ GARY W. LOVELESS
                                        By:______________________________
                                           Gary W. Loveless, Manager

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                                   AGREEMENT

     The undersigned hereby agree in writing pursuant to the provisions of Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended, that the Schedule 13G to which this Agreement is attached is filed on behalf of each of the undersigned.


                                         /s/ GARY W. LOVELESS
                                         ---------------------------------
                                         Gary W. Loveless

                                         LOVELESS ENTERPRISES, LTD.

                                         BY: LOVELESS INTERESTS, L.L.C.,
                                             its General Partner


                                             /s/ GARY W. LOVELESS
                                         By:______________________________
                                            Gary W. Loveless, Manager